Exhibit 99.1

Designated Filer: Issuer & Ticker Symbol: Date of Event Requiring Statement:	Retail & Restaurant Growth Capital, L.P. Teletouch Communications, Inc. (TLLE.OB) August 18, 2011

Explanation of Responses

(1) This Form 3 is filed on behalf of Retail & Restaurant Growth Capital, L.P., a Delaware limited partnership, Retail & Restaurant Growth Partners, L.P., a Delaware limited partnership, and Retail & Restaurant Growth Management, Inc., a Delaware corporation. The reported securities are owned directly by Retail & Restaurant Growth Capital, L.P., and indirectly by (i) Retail & Restaurant Growth Partners, L.P., as the general partner of Retail & Restaurant Growth Capital, L.P., and (ii) Retail & Restaurant Growth Management, Inc., as the general partner of Retail & Restaurant Growth Partners, L.P. Retail & Restaurant Growth Partners, L.P. and Retail & Restaurant Growth Management, Inc. disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.